FOR IMMEDIATE RELEASE	Contact: Kent A. McKee
Memphis, TN—July 20, 2010	(901) 753-3208

MUELLER INDUSTRIES, INC. REPORTS
SECOND QUARTER 2010 EARNINGS

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller’s net income in the second quarter of 2010 was $15.6 million, or 41 cents per diluted share.  This compares with net income of $6.0 million, or 16 cents per diluted share, for the same period of 2009.  Net sales for the second quarter of 2010 were $540.4 million compared with $367.8 million in 2009.  For the first half of 2010, net income was $49.5 million, or $1.31 per diluted share, on net sales of $1.03 billion.  This compares with net income of $3.5 million, or 9 cents per diluted share, on net sales of $694.4 million for the first half of 2009.

Net sales of the Company’s core product lines increased substantially due to the higher market values of copper and brass, the Company’s principal raw materials, which are largely passed through to customers.  In the second quarter of 2010, the Comex average price of copper was 48 percent higher than in the second quarter of 2009.

Financial and Operating Highlights

Regarding the second quarter of 2010, Mr. Karp said:

●
“Our Plumbing & Refrigeration segment posted operating earnings of $19.7 million on net sales of $285.7 million which compares with prior year earnings of $11.9 million on net sales of $229.8 million.  Improved results were due to better spreads partially offset by lower unit shipments.

●
  “Our OEM segment posted operating earnings of $16.9 million during the second quarter of 2010 on net sales of $257.8 million, which compares with operating earnings of $8.1 million on net sales of $139.9 million for the same period in 2009.  Much of the improvement was due to higher unit shipments.

●	“Our financial condition remains strong. We ended the quarter with $397.2 million in cash equal to $10.53 per share.

●	“Total stockholders’ equity was $755.4 million which equates to a book value of $20.03 per share.

●	Our current ratio remains solid at 4.0 to 1, and our financial leverage is conservative with a debt to total capitalization ratio of 20.3 percent.

●
 “The Comex average price of copper was $3.19 per pound in the second quarter of 2010, which compares with $2.15 in the second quarter of 2009.  Higher selling prices due to rising material values accounted for approximately $111 million of the increase in net sales primarily in the Plumbing & Refrigeration segment.  Approximately $50 million of the increase in net sales was attributable to increased unit volume primarily in the OEM segment.

●	“We recognized a charge of $2.5 million for environmental matters related to Eureka Mills, a non-operating site. “

Business Outlook

Regarding the outlook, Mr. Karp said, “Uncertainty seems to be the underlying theme.  Looming foreclosures, weak jobs reports, an environment of higher taxes, and rising federal deficits are causing widespread anxiety.  However, we believe Mueller’s financial strength and industry leadership positions us to pursue opportunities as they arise.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales	$540,388	$367,800	$1,025,656	$694,358

Cost of goods sold	466,645	313,353	879,693	600,736
Depreciation and amortization	10,090	10,355	20,438	20,835
Selling, general, and administrative expense	33,468	30,316	70,791	61,474
Insurance settlement	1,210	—	(21,296)	—

Operating income	28,975	13,776	76,030	11,313

Interest expense	(2,964)	(2,482)	(5,496)	(5,118)
Other (expense) income, net	(2,518)	385	(2,378)	1,012

Income before income taxes	23,493	11,679	68,156	7,207
Income tax expense	(7,456)	(5,512)	(17,320)	(3,550)

Consolidated net income	16,037	6,167	50,836	3,657

Less: net income attributable to noncontrolling interest	(479)	(139)	(1,320)	(121)

Net income attributable to Mueller Industries, Inc.	$15,558	$6,028	$49,516	$3,536

Weighted average shares for basic earnings per share	37,674	37,143	37,631	37,143
Effect of dilutive stock-based awards	43	120	69	97

Adjusted weighted average shares for diluted earnings per share	37,717	37,263	37,700	37,240

Basic earnings per share	$0.41	$0.16	$1.32	$0.10

Diluted earnings per share	$0.41	$0.16	$1.31	$0.09

Dividends per share	$0.10	$0.10	$0.20	$0.20

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$285,717	$229,763	$542,379	$420,156
OEM Segment	257,780	139,885	489,984	278,277
Elimination of intersegment sales	(3,109)	(1,848)	(6,707)	(4,075)

Net sales	$540,388	$367,800	$1,025,656	$694,358

Operating income:
Plumbing & Refrigeration Segment	$19,740	$11,882	$60,199	$22,213
OEM Segment	16,932	8,052	33,063	1,786
Unallocated expenses	(7,697)	(6,158)	(17,232)	(12,686)

Operating income	$28,975	$13,776	$76,030	$11,313

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 26,	December 26,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$397,155	$346,001
Accounts receivable, net	286,578	228,739
Inventories	185,054	191,262
Other current assets	35,181	42,841

Total current assets	903,968	808,843

Property, plant, and equipment, net	237,743	250,395
Other assets	122,491	120,903

	$1,264,202	$1,180,141

LIABILITIES AND EQUITY
Current portion of debt	$40,765	$24,325
Accounts payable	98,336	73,837
Other current liabilities	86,453	85,208

Total current liabilities	225,554	183,370

Long-term debt, less current portion	158,226	158,226
Pension and postretirement liabilities	43,082	44,320
Environmental reserves	25,630	23,268
Deferred income taxes	28,364	31,128
Other noncurrent liabilities	860	887

Total liabilities	481,716	441,199

Total Mueller Industries, Inc. stockholders' equity	755,436	713,167
Noncontrolling interest	27,050	25,775

Total equity	782,486	738,942

	$1,264,202	$1,180,141

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 26,	June 27,
	2010	2009
	(Unaudited)
Operating activities:
Consolidated net income	$50,836	$3,657
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	20,554	20,946
Stock-based compensation expense	1,435	1,220
Insurance settlement	(21,296)	—
Insurance proceeds - noncapital related	5,561	—
Loss on disposal of properties	164	260
Deferred income taxes	(4,370)	(136)
Income tax benefit from exercise of stock options	(88)	—
Gain on early retirement of debt	—	(128)
Changes in assets and liabilities:
Receivables	(60,819)	16,831
Inventories	4,796	45,209
Other assets	6,979	1,059
Current liabilities	26,129	(21,741)
Other liabilities	2,870	(546)
Other, net	(363)	(101)

Net cash provided by operating activities	32,388	66,530

Investing activities:
Capital expenditures	(9,286)	(8,725)
Insurance proceeds for property and equipment	17,703	—
Net withdrawals from restricted cash balances	11	13,039
Proceeds from sales of properties	23	606

Net cash provided by investing activities	8,451	4,920

Financing activities:
Dividends paid	(7,529)	(7,428)
Issuance (repayment) of debt by joint venture, net	16,431	(14,567)
Repayments of long-term debt	—	(370)
Dividends paid to noncontrolling interest	—	(1,449)
Acquisition of treasury stock	(75)	—
Issuance of shares under incentive stock option plans from treasury	2,465	—
Income tax benefit from exercise of stock options	88	—

Net cash provided by (used in) financing activities	11,380	(23,814)

Effect of exchange rate changes on cash	(1,065)	7,463

Increase in cash and cash equivalents	51,154	55,099

Cash and cash equivalents at the beginning of the period	346,001	278,860

Cash and cash equivalents at the end of the period	$397,155	$333,959

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE INSURANCE SETTLEMENT
(In thousands, except per share data)

Earnings without insurance settlement is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance settlement resulted from reimbursement for losses claimed as a result of a fire at our U.K. subsidiary in November 2008, the results of which are not impacted  by daily operations and are not expected to recur in future periods.  Reconciliation of earnings without insurance settlement to net income as reported is as follows:

	For the Six Months Ended June 26, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$76,030	$(21,296)	$54,734

Interest expense	(5,496)	—	(5,496)
Other income, net	(2,378)	—	(2,378)

Income before income taxes	68,156	(21,296)	46,860
Income tax expense (Note A)	(17,320)	(618)	(17,938)

Consolidated net income	50,836	(21,914)	28,922

Less net income attributable to noncontrolling interest	(1,320)	—	(1,320)

Net income attributable to Mueller Industries, Inc.	$49,516	$(21,914)	$27,602

Diluted earnings per share	$1.31	$(0.58)	$0.73

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.